EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For further information contact:
James C. Hagan, Chief Executive Officer
Leo R. Sagan Jr., Chief Financial Officer
413-568-1911

Westfield Financial, Inc. Reports Results for the Quarter and Year Ended December 31, 2009

Westfield, Massachusetts, January 27, 2010:  Westfield Financial, Inc. (the “Company” or “Westfield Financial”) (NASDAQ:WFD), the holding company for Westfield Bank (the “Bank”), reported net income of $1.9 million, or $0.06 per diluted share, for the quarter ended December 31, 2009, compared to $663,000, or $0.02 per diluted share, for the same period in 2008.  For the year ended December 31, 2009, net income was $5.5 million, or $0.18 per diluted share, compared to $6.7 million, or $0.22 per diluted share for the same period in 2008.

Both the three months and year ended December 31, 2009 showed an increase in net interest income.  Net interest income increased $450,000 to $8.4 million for the three months ended December 31, 2009, compared to $8.0 million in the same period in 2008.  The net interest margin, on a tax-equivalent basis, was 2.99% for the three months ended December 31, 2009, compared to 3.24% for the same period in 2008.

For the year ended December 31, 2009, net interest income increased $756,000 to $32.5 million, compared to $31.8 million for the same period in 2008.  The net interest margin, on a tax-equivalent basis, was 3.04% and 3.23% for the years ended December 31, 2009 and 2008, respectively.

The increase in net interest income was a result of an increase in the balance of average interest-earning assets and a decrease in the cost of interest-bearing liabilities.  Average interest-earning assets increased $145.9 million and $89.1 million for the three months and year ended December 31, 2009, respectively.  The cost of interest-bearing liabilities decreased 63 basis points to 2.18% for the three months ended December 31, 2009, compared to the same period in 2008.  The cost of interest-bearing liabilities decreased 55 basis points to 2.47% for the year ended December 31, 2009, compared to the same period in 2008.

The provision for loans losses was $1.5 million for the three months ended December 31, 2009, compared to $2.8 million for the same period in 2008.  For the year ended December 31, 2009, the provision for loan losses was $3.9 million compared to $3.5 million for the same period in 2008.  The primary reasons for the increase in the provision for loan losses were an increase in net loan charge offs and the further weakening of the local and national economy.

Net loan charge offs were $1.7 million and $5.0 million for the three months and year ended December 31, 2009, respectively, compared to $375,000 and $383,000 for the three months and year ended December 31, 2008, respectively.  The increase in charge offs for the year 2009 was primarily due to three unrelated commercial loan relationships which resulted in charge offs totaling $4.7 million, the majority of which occurred in the first half of 2009.

EXHIBIT 99.1

For the three months ended December 31, 2009, noninterest expense decreased $475,000 to $5.6 million compared to $6.0 million for the same period in 2008.  This decrease was primarily due to a decrease in salaries and benefits, which was partially offset by an increase in FDIC insurance expense.   Salaries and benefits decreased $746,000 to $3.2 million for the three months ended December 31, 2009, primarily due to a $382,000 decrease in salary expense associated with employee bonuses and a $345,000 decrease in benefits due to lower expenses for stock-based compensation.

FDIC insurance expense increased $161,000 to $185,000 for the three months ended December 31, 2009, compared to $24,000 the same period in 2008.  This increase was due to higher FDIC insurance assessments for all banks nationwide.

For the year ended December 31, 2009, noninterest expense increased $1.7 million to $25.0 million compared to $23.3 million for the same period in 2008, primarily due to an increase in FDIC insurance expense and salaries and benefits.   FDIC insurance expense increased $1.0 million to $1.1 million for the year ended December 31, 2009, compared to $89,000 the same period in 2008.  This increase was due to higher FDIC insurance assessments nationwide and a special assessment of $453,000 that was imposed upon all banks at June 30, 2009.  Salaries and benefits increased $295,000 to $15.0 million for the year ended December 31, 2009, primarily due to a $526,000 increase in costs for the defined benefit pension plan, which were partially offset by a decrease of $207,000 in salary expense associated with employee bonuses.

The provision for income taxes was $462,000 for the three months ended December 31, 2009 compared to a benefit for income taxes of $562,000 for the same period in 2008.  The provision for income taxes was $1.3 million, or 18.8% and $1.8 million, or 21.2% for the years ended December 31, 2009 and 2008, respectively.  The 2008 periods include the utilization of prior years’ loss carry forwards against gains on the sale of securities.

The three months and year ended December 31, 2009 include net impairment losses of $92,000 and $278,000, respectively, compared to net impairment losses of $322,000 and $1.3 million, respectively for the same periods in 2008.  The 2009 impairment losses were on two collateralized mortgage obligations.  The 2008 impairment losses were primarily on preferred stock issued by Freddie Mac, which was placed into conservatorship by the United States Treasury in September 2008.

The three months ended December 31, 2009 includes net gains on the sale of securities of $182,000 while the year ended December 31, 2009 shows a net loss on the sale of securities of $383,000. This compares to net gains of $273,000 and $1.1 million, respectively, for the same periods in 2008.

Balance Sheet Growth

Total assets increased $82.4 million to $1.2 billion at December 31, 2009 from $1.1 billion at December 31, 2008.

EXHIBIT 99.1

Securities increased $110.3 million to $624.5 million at December 31, 2009 from $514.2 million at December 31, 2008.  The increase in securities was the result of reinvesting funds from deposits, short-term borrowings and long-term debt as discussed below. In addition, funds from cash and cash equivalents were used to purchase securities.   As a result, cash and cash equivalents decreased $27.8 million to $28.7 million at December 31, 2009 from $56.5 million at December 31, 2008.

Net loans decreased by $3.0 million to $469.1 million at December 31, 2009 from $472.1 million at December 31, 2008.  The decrease in net loans was primarily the result of a decrease in commercial and industrial loans and consumer loans, partially offset by an increase in commercial real estate loans and residential loans.  Commercial and industrial loans decreased $8.9 million to $145.0 million at December 31, 2009 from $153.9 million at December 31, 2008.  The decrease in commercial and industrial loans was primarily the result of customers decreasing their balances on lines of credit, charge-offs on commercial and industrial loans of $4.9 million, the majority of which was recorded in the first half of 2009, and normal loan payments and payoffs.   Consumer loans decreased $975,000 to $3.2 million due to low loan demand.  Commercial real estate loans increased $5.2 million to $229.1 million at December 31, 2009 from $223.9 million at December 31, 2008.   Residential loans increased $683,000 to $99.1 million.

Total deposits increased $60.0 million to $648.0 million at December 31, 2009 from $588.0 million at December 31, 2008.  Regular savings accounts increased $36.6 million to $104.7 million and checking accounts increased $15.9 million to $150.5 million.  The increases in both savings accounts and checking accounts were concentrated in accounts that pay a higher interest rate than comparable products.  In addition, time deposits increased $15.0 million to $342.6 million.

Short-term borrowings and long-term debt increased $65.2 million to $288.3 million at December 31, 2009.  The new short-term borrowings and long-term debt are in the form of securities sold under agreements to repurchase and Federal Home Loan Bank borrowings.  Current interest rates permit Westfield Financial to earn a more advantageous spread by borrowing funds and reinvesting in securities.

Stockholders’ equity at December 31, 2009 and 2008 was $247.3 million and $259.9 million, respectively, which represented 20.8% and 23.4% of total assets at December 31, 2009 and 2008, respectively.  The change in stockholders’ equity is comprised of the repurchase of 1.6 million shares for $13.7 million related to the stock repurchase plan and dividends declared amounting to $14.6 million.  This was partially offset by a $6.6 million decrease in other comprehensive loss, net income of $5.5 million and $3.0 million related to the accrual of share-based compensation.

Credit Quality

Nonperforming loans decreased $3.3 million to $5.5 million at December 31, 2009, compared to $8.8 million at December 31, 2008.  This represented 1.15% of total loans at December 31, 2009 and 1.83% of total loans, at December 31, 2008.  The decrease in nonperforming loans was related to a single commercial manufacturing relationship of $5.5 million.  The underlying business was sold in 2009 and resulted in a charge-off of $3.1 million.

EXHIBIT 99.1

The allowance for loan losses was $7.6 million at December 31, 2009 and $8.8 million at December 31, 2008.  This represents 1.60% of total loans at December 31, 2009 and 1.83% of total loans at December 31, 2008.  At these levels, the allowance for loan losses as a percentage of nonperforming loans was 140% at December 31, 2009 and 100% at December 31, 2008.  At December 31, 2008, the allowance for loan losses included a specific valuation allowance of $2.1 million related to a manufacturing commercial loan relationship.  This amount was charged off in the first quarter of 2009 and contributed to the decrease in the allowance for loan losses and the allowance for loan losses as a percent of total loans.

Dividend Declaration

On January 26, 2010, the Board of Directors declared a regular cash dividend of $0.05 per share.  The dividend is payable on February 24, 2010 to all shareholders of record on February 10, 2010.

James C. Hagan, Chief Executive Officer stated, “Despite the backdrop of an ailing economy, Westfield Financial continues to report positive earnings and has maintained a strong capital position.”  Mr. Hagan added, “The bank is well positioned to take advantage of opportunities that are in tune with our responsible approach to business.”

Westfield Bank is headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Feeding Hills, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts.  The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

This press release contains “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to the Company’s financial condition and results of operation and business that are subject to various factors which could cause actual results to differ materially from these estimates including, but not limited to, changes in the real estate market or local economy, changes in interest rates, changes in laws and regulations to which we are subject, and competition in our primary market area.  Such risks, uncertainties and other factors are set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent filings we make with the Securities and Exchange Commission.  The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

EXHIBIT 99.1

WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
Selected Consolidated Statements of Income and Other Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
INTEREST AND DIVIDEND INCOME:
Securities	$6,849	$6,304	$26,794	$26,325
Loans	6,305	6,882	25,725	27,137
Interest-bearing deposits and other short-term investments	1	50	11	594
Total interest and dividend income	13,155	13,236	52,530	54,056

INTEREST EXPENSE:
Deposits	2,908	3,446	12,694	15,133
Long-term debt	1,733	1,686	6,984	6,291
Short-term borrowings	72	112	344	880
Total interest expense	4,713	5,244	20,022	22,304

Net interest and dividend income	8,442	7,992	32,508	31,752

PROVISION FOR LOAN LOSSES	1,540	2,763	3,900	3,453

Net interest and dividend income after provision for loan losses	6,902	5,229	28,608	28,299

NONINTEREST INCOME:
Total other-than-temporary impairment losses on equity securities	-	(322)	-	(1,283)
Total other-than-temporary impairment losses on debt securities	(411)	-	(1,754)	-
Portion of other-than-temporary impairment losses on debt securities recognized in accumulated other comprehensive loss	319	-	1,476	-
Net other-than-temporary impairment losses recognized in income	(92)	(322)	(278)	(1,283)
Service charges and fees	592	599	2,616	2,368
Income from bank-owned life insurance	375	355	1,460	1,357
Gain (loss) on sales of securities, net	182	273	(383)	1,078
Loss on disposal of premises and equipment, net	-	-	(8)	-
Loss on prepayment of borrowings	-	-	(142)	-
Loss on disposal of OREO	-	-	(110)	-
Total noninterest income	1,057	905	3,155	3,520

NONINTEREST EXPENSE:
Salaries and employees benefits	3,155	3,901	14,955	14,660
Occupancy	635	629	2,583	2,448
Professional fees	495	422	1,705	1,625
Data processing	461	441	1,760	1,717
FDIC insurance	185	24	1,134	89
Stationery, supplies and postage	110	124	419	484
Other	517	492	2,481	2,310
Total noninterest expense	5,558	6,033	25,037	23,333

INCOME BEFORE INCOME TAXES	2,401	101	6,726	8,486

INCOME TAXES	462	(562)	1,267	1,795

NET INCOME	$1,939	$663	$5,459	$6,691

Basic earnings per share	$0.07	$0.02	$0.19	$0.22

Weighted average shares outstanding (1)	28,660,094	29,705,518	29,308,996	29,838,347

Diluted earnings per share	$0.06	$0.02	$0.18	$0.22

Weighted average diluted shares outstanding (1)	28,927,318	30,005,327	29,577,622	30,190,532

Other Data:

Average interest-earning assets	$1,150,360	$1,004,482	$1,089,076	$999,933

Return on average assets (2)	0.63%	0.25%	0.47%	0.63%

Return on average equity (2)	3.06%	0.99%	2.12%	2.43%

Net interest margin (3)	2.99%	3.24%	3.04%	3.23%

(1)
Weighted-average shares outstanding for 2008 have been adjusted retrospectively to include unvested restricted shares in basic EPS because these were determined to be participating securities due to non-forfeitable dividends.

(2)	Three month results have been annualized.
(3)	Net interest margin is calculated on a tax-equivalent basis.

EXHIBIT 99.1

WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
Selected Consolidated Balance Sheets and Other Data
(Dollars in thousands, except per share data)
(Unaudited)

	December 31,	December 31,
	2009	2008
Cash and cash equivalents	$28,719	$56,533

Securities held to maturity, at cost	295,011	247,635
Securities available for sale, at fair value	319,121	258,143
Federal Home Loan Bank of Boston and other
restricted stock - at cost	10,339	8,456

Loans	476,794	480,931
Allowance for loan losses	7,645	8,796
Net loans	469,149	472,135

Bank-owned life insurance	37,880	36,100

Other real estate owned	1,662	-

Other assets	29,529	30,054

TOTAL ASSETS	$1,191,410	$1,109,056

Total deposits	$647,975	$588,029

Short-term borrowings	74,499	49,824
Long-term debt	213,845	173,300
Due to broker for securities purchased	-	27,603
Other liabilities	7,792	10,381

TOTAL LIABILITIES	944,111	849,137

TOTAL STOCKHOLDERS’ EQUITY	247,299	259,919

TOAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,191,410	$1,109,056

Book value per share	$8.29	$8.30

Other Data:

30 – 89 day delinquent loans (1)	$2,002	$2,763

Nonperforming loans	5,470	8,805

Nonperforming loans as a percentage of total loans	1.15%	1.83%

Nonperforming assets as a percentage of total assets	0.60%	0.79%

Allowance for loan losses as a percentage of nonperforming loans	139.76%	100.00%

Allowance for loan losses as a percentage of total loans	1.60%	1.83%

(1)	The 30 – 89 day delinquent loan total for 2008 does not include a single loan relationship of $5.5 million which was placed into nonperforming status at December 31, 2008.